As filed with the Securities and Exchange Commission on March 25, 2021

Registration Statement No. 333-170512

Registration Statement No. 333-189111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-170512

Post-Effective Amendment No. 1 to Form F–3 Registration Statement No. 333-189111

UNDER

THE SECURITIES ACT OF 1933

RADCOM Ltd.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Raoul Wallenberg Street

Tel-Aviv 69719, Israel

+972-3-645-5055

(Address and telephone number of Registrant’s principal executive offices)

RADCOM Inc.

6 Forest Avenue, Paramus, NJ 07652

(201) 518-0033

(Name, address and telephone number of agent for service)

with copies to:

Howard E. Berkenblit, Esq. Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Telephone: 617-338-2800	Shy S. Baranov, Adv. Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Blvd., Beit Zion Tel Aviv, 65784 Israel Telephone: (972-3) 795-5555

(Approximate date of commencement of proposed sale to the public): Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This filing, or the Post-Effective Amendment, relates to the following registration statements on Form F-3., or, collectively, the Registration Statements, filed by RADCOM Ltd., a corporation incorporated under the laws of the State of Israel, or the Company or we, with the Securities and Exchange Commission, or the SEC:

●	Registration Statement No. 333-170512, filed with the SEC on November 10, 2010 and subsequently amended on December 14, 2010, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 857,703 Ordinary Shares, par value NIS 0.20 per share, or the Ordinary Shares.

●	Registration Statement No. 333-189111, filed with the SEC on June 5, 2013, and subsequently amended on June 27, 2013, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 1,652,852 Ordinary Shares.

Registration Statement No. 333-170512

On October 11, 2010, we entered into an agreement, or the 2010 Share and Warrant Purchase Agreement, with certain of our shareholders. pursuant to which we agreed to issue to certain shareholders an aggregate of 643,277 ordinary shares, or the 2010 Ordinary Shares, and warrants, or the 2010 Warrants, exercisable into an aggregate of 214,426 ordinary shares, or the 2010 Warrant Shares.

Under the terms of the 2010 Share and Warrant Purchase Agreement, we agreed with the recipients of the 2010 Ordinary Shares and 2010 Warrants to register for public resale the 2010 Ordinary Shares and the 2010 Warrant Shares. As a result on November 10, 2010, we filed with the SEC a Resignation Statement on Form F-3 for the resale of the 2010 Ordinary Shares and 2010 Warrants Shares, as amended on December 14, 2010, or the 2010 Registration Statement.

We undertook to cause the 2010 Registration Statement to remain effective under the Securities Act until the date which is three years after the date that such registration statement was declared effective by the SEC or such earlier date when all the 2010 Ordinary Shares and the 2010 Warrant Shares have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act, has lapsed on the third anniversary of the 2010 Registration Statement. As of today, our commitment to keep the 2010 Registration Statement effective has expired.

Registration Statement No. 333-189111

On April 23, 2013, we entered into an agreement, or the 2013 Purchase Agreement, with certain of our shareholders, pursuant to which we agreed to issue to certain shareholders an aggregate of 1,239,639 ordinary shares, or the 2013 Shares, and warrants, or the Warrants, exercisable into an aggregate of 413,213 ordinary shares, or the 2013 Warrant Shares.

Under the terms of the 2013 Purchase Agreement, we agreed with the recipients of the 2013 Shares and 2013 Warrants to register for public resale of the 2013 Shares and the 2013 Warrant Shares. As a result, on June 5, 2013, we filed with the SEC a Resignation Statement on Form F-3 for the resale of the 2013 Shares and 2103 Warrants Shares, as amended on June 27, 2013, or the 2013 Registration Statement.

Our obligation to cause the 2013 Registration Statement to remain continuously effective under the Securities Act until the date which is three years after the date that the 2013 Registration Statement was declared effective by the SEC or such earlier date when all the 2013 Shares and the 2013 Warrant Shares have been sold or all such shares may be sold without volume or other restrictions pursuant to Rule 144 promulgated under the Securities Act, has lapsed on the third anniversary of the 2013 Registration Statement. As of today, our commitment to keep the 2013 Registration Statement effective has expired.

In connection with the above, we have terminated all offerings of our Ordinary Shares pursuant to each of the Registration Statements under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statements that remain unsold as of the date hereof, if any, and terminates the effectiveness of each of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on March 25, 2021.

RADCOM LTD.

/s/ Amir Hai
By:	Amir Hai
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.

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